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                                                                   Exhibit 8.1


                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                      -----
                            Telephone: (202) 347-0300
                            Facsimile: (202) 347-2172
                                  WWW.EMTH.COM

TIMOTHY B. MATZ                                            JEFFREY D. HAAS
STEPHEN M. EGE                                             KEVIN M. HOULIHAN
RAYMOND A. TIERNAN                                         KENNETH B. TABACH
W. MICHAEL HERRICK                                         PATRICIA J. WOHL
GERARD L. HAWKINS                                          JEFFREY R. HOULE
NORMAN B. ANTIN                                            FIORELIO J. VICENCIO*
JOHN P. SOUKENIK*                                          DAVID TEEPLES*
GERALD F. HEUPEL, JR.                                      CRISTIN ZEISLER
JEFFREY A. KOEPPEL                                         ANDREW ROSENSTEIN
DANIEL P. WEITZEL                                          ____________
PHILIP ROSS BEVAN
HUGH T. WILKINSON                 May 11, 1998             OF COUNSEL

                                                           ALLIN P. BAXTER
                                                           JACK I. ELIAS
                                                           SHERYL JONES ALU

*NOT ADMITTED IN D.C.              VIA EDGAR

Boards of Directors
Homestead Bancorp, Inc.
Ponchatoula Homestead Savings, F.A.
Homestead Mutual Holding Company
195 North Sixth Street
Ponchatoula, Louisiana  70454

Gentlemen:

      You have requested this firm's opinion regarding certain federal income tax consequences which will result from the two integrated transactions described below. Our opinions herein are limited to the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder (the "Subject Laws"). We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as stated herein.

      We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. We have relied solely upon the examinations and inquiries recited herein. In our examination, we have assumed, without independent verification, (i) the genuineness of all signatures, the authenticity of all documents submitted to us as original copies, the conformity to original documents of all documents submitted to us as certified, conformed or reproduction copies, and the authenticity of such originals of such latter documents; (ii) the execution and acknowledgement as indicated thereon by all parties thereto; (iii) that each party to the transactions contemplated by the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan of Conversion" or the "Plan") has the full
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Boards of Directors
May 11, 1998
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power, authority and legal right under its articles of incorporation, charter, bylaws or other governing documents and applicable laws and regulations to execute and to perform its obligations under all documents executed by it in connection with the transactions contemplated by the Plan; (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact made available to us; and (v) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinions as stated herein. As to matters of fact which are material to this opinion, we have relied upon the accuracy and completeness of statements regarding factual matters (which statements we have neither investigated nor verified) contained in the Registration Statement on Form SB-2, as amended ("Form SB-2"), filed by Homestead Bancorp, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended. In addition, for purposes of such opinions, we have assumed that the subject transactions will be consummated in accordance with the descriptions thereof contained in the Form SB-2.

The Proposed Transactions

      Based solely upon our review of the documents described herein, and in reliance upon such documents, we understand that the relevant facts are as follows. On August 31, 1994, Ponchatoula Homestead Association ("Ponchatoula"), a Louisiana chartered mutual savings association, reorganized into the mutual holding company form of organization. To accomplish this transaction, Ponchatoula organized a wholly owned stock subsidiary known as Ponchatoula Homestead Savings, F.A. (the "Association"). Ponchatoula then transferred virtually all of its assets and liabilities to the Association in exchange for 456,240 shares of common stock, par value $.10 per share (the "Association Common Stock"), of the Association, and Ponchatoula converted its charter to that of a federal mutual holding company known as "Homestead Mutual Holding Company" (the "MHC").

      In connection with the foregoing transaction, the Association raised approximately $1.2 million (after deducting expenses) by selling 143,760 shares of Association Common Stock to the public. The shares of Common Stock that were sold to the public constituted approximately 24.0% of the issued and outstanding shares of the Association Common Stock. After taking into account the subsequent issuance of 6,345 shares of Association Common Stock pursuant to stock benefit plans, the MHC currently owns 75.2% of the outstanding Association Common Stock and other stockholders own an aggregate of 150,105 shares or 24.8% of the Association Common Stock. The reorganization of Ponchatoula into the mutual holding company form of organization, and the sale to the public of stock in the Association, are sometimes hereinafter collectively referred to as the "MHC Transaction."

      At the present time, two transactions are being undertaken. The first transaction, which is sometimes hereafter referred to as "Merger 1," is the conversion of the MHC from
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Boards of Directors
May 11, 1998
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the mutual form of organization to a federal interim stock savings institution
("Interim") and the simultaneous merger of Interim with and into the Association. The second transaction, which is sometimes hereafter referred to as "Merger 2," is the acquisition of the Association by the Company by means of the merger of the Association with a federal interim stock savings institution (the "Interim Association"), which will be organized as a wholly owned subsidiary of the Company. Merger 1 and Merger 2 are sometimes hereinafter collectively referred to as the "Conversion."

      Merger 1 and Merger 2 are being accomplished pursuant to a Plan of Conversion included as an exhibit to the Form SB-2. The Plan of Conversion complies in all material respects with the provisions of Subpart A of 12 C.F.R.
Part 563b, which sets forth the regulations promulgated by the Office of Thrift Supervision ("OTS") with respect to conversions of mutual institutions to stock form. The Plan also complies in all material respects with the provisions of 12 C.F.R. Section 575.12(a), which is the OTS regulation governing the conversion of mutual holding companies to stock form. Because the proposed transaction involves two mergers, the Plan also includes two related plans of merger with language that complies in all material respects with 12 C.F.R. Section 552.13, which is the OTS regulation governing mergers involving federal stock associations.

      In Merger 1, a liquidation account is being established by the Association for the benefit of eligible account holders and supplemental eligible account holders. Pursuant to Section 17 of the Plan of Conversion, the initial balance of the liquidation account will equal the amount of dividends waived by the MHC plus the greater of (1) $3,673,000 which is equal to 100% of the retained earnings of Ponchatoula as of March 31, 1994, the date of the latest statement of financial condition contained in the final offering circular utilized in the MHC Transaction, or (2) 75.2% of the Association's total stockholders' equity as reflected in its latest statement of financial condition contained in the final prospectus to be utilized in the Conversion. The $3,673,000 is the amount that the liquidation account would have been if the MHC Transaction had been a standard conversion not involving a mutual holding company. Under the above formula, the initial balance of the liquidation account will be at least $3,673,000. At December 31, 1997, the total stockholders' equity of the Association amounted to $5.7 million, of which 75.2% equalled $4.3 million. Upon consummation of Merger 1, the shares of Association Common Stock held by the MHC will be cancelled.

      Upon consummation of Merger 2 (the "Effective Date"), all of the then outstanding shares of the Association Common Stock will be converted into and become shares of common stock of the Company ("Company Common Stock") pursuant to an exchange ratio that will result in holders of shares of the Association Common Stock (other than the MHC) owning in the aggregate approximately the same percentage of the Company Common Stock (as adjusted to 23.94% to reflect the prior waiver of dividends by the MHC) to be
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Boards of Directors
May 11, 1998
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outstanding upon completion of Merger 2 and the additional shares of Company
Common Stock issued thereafter, before giving effect to (a) the payment of cash in lieu of fractional shares of Company Common Stock, (b) any shares of the Company Common Stock purchased by such stockholders in the public offerings as described in the Prospectus contained in Form SB-2 (the "Prospectus"), (c) any exercise of dissenters' rights, or (d) any issuance of contingent shares. The common stock of the Interim Association owned by the Company prior to the Merger shall be converted into and become shares of common stock of the Association on the Effective Date. The Company Common Stock held by the Association immediately prior to the Effective Date shall be cancelled on the Effective Date.

      Immediately following Merger 2, additional shares of Company Common Stock will be sold to members of the public. Upon the Effective Date, Interim Association will be merged with and into the Association and Interim Association shall cease to exist as a legal entity. As a result, the Company will be a publicly held corporation, will register the Company Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Association will become a wholly owned subsidiary of the Company and will continue to carry on its business and activities as conducted immediately prior to Merger 2.

      The stockholders of the Company will be those persons who were stockholders of the Association immediately prior to Merger 2 (i.e., all stockholders of the Association, excluding the MHC and hereafter referred to as the "Public Stockholders"), plus those persons who purchase shares of Company Common Stock. Nontransferable rights to subscribe for the Company Common Stock have been granted, in order of priority, to depositors of the Association with account balances of $50.00 or more as of the close of business as of December 31, 1996 ("Eligible Account Holders"), the Association's tax qualified employee stock benefit plans, depositors of the Association with account balances of $50.00 or more as of the close of business on March 31, 1998 ("Supplemental Eligible Account Holders"), depositors and borrowers of the Association as of a Voting Record Date to be determined (other than Eligible Account Holders and Supplemental Eligible Account Holders), the directors, officers and employees of the MHC and the Association, and the Public Stockholders. Subscription rights are nontransferable. The Company will also offer shares of Company Common Stock not subscribed for in the Subscription Offering for sale in a community offering to certain members of the general public (the "Community Offering") (the Subscription Offering and Community Offering are referred to collectively as the "Offerings").
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Boards of Directors
May 11, 1998
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Analysis

      Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations such as Merger 1 and Merger 2. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), such as Merger 2, shall not be disqualified by reason of the fact that common stock of a corporation (referred to in the Code as the "controlling corporation") (i.e., the Company) which before the merger was in control of the merged corporation is used in the transaction if:

      (i) after the transaction, the corporation surviving the merger [the Association] holds substantially all of its properties and the properties of the merged corporation [Interim Association] (other than common stock of the controlling corporation [the Company] distributed in the transaction); and

      (ii) in the transaction, former stockholders of the surviving corporation [the Association's stockholders] exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

      Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. The Agreement provides that Mergers 1 and 2 will be accomplished in accordance with applicable federal law.

      Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. See 26 C.F.R. Section 1.368-1(c). We believe that Merger 1 and Merger 2 satisfy the business purpose test for the reasons set forth in the Prospectus under the caption "The Conversion - Purposes of the Conversion." The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business. See 26 C.F.R. Section 1.368-1(d). We believe that the continuity of business enterprise test is satisfied since the Plan of Conversion provides that the business conducted by the Association prior to Merger 1 and Merger 2 will be unaffected by the transactions.

      The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate,
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Boards of Directors
May 11, 1998
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represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r., 469 U.S. 131 (1985); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951). We believe that Merger 1 satisfies the continuity of interest doctrine based upon the private letter rulings ("PLRs") issued by the IRS in substantially identical transactions as the Conversion and based upon the information set forth in the Company's Registration Statement. See, e.g., PLRs 9510044 and 9437020. Specifically, the IRS has ruled in substantially identical transactions that:

      (1) The exchange of the members' equity interests in the MHC for interests in a liquidation account established at the Association in Merger 1 will not violate the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations.

      (2) Interests in the liquidation account established at the Association, and the shares of Association Common Stock held by the MHC prior to consummation of Merger 1, will be disregarded for the purpose of determining that an amount of stock in the Association which constitutes "control" of such corporation was acquired by the Company in exchange for shares of Company Common Stock pursuant to Merger 2.

      (3) The exchange of shares of Company Common Stock for the shares of the Association Common Stock in Merger 2, following consummation of Merger 1, will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations in Merger 2.

Accordingly, we also believe that Merger 2 satisfies the continuity of interest doctrine because those persons who are the Association's stockholders following Merger 1 will receive only Company Common Stock in exchange for their shares of Association Common Stock. In addition, we believe other applicable requirements of the Treasury Regulations and case law which are preconditions to qualification of Merger 1 and Merger 2 as a reorganization, within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, are satisfied on the basis of the information contained in the Plan of Conversion and the Prospectus.

      Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, such as the Association, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization, such as the Company.
Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of a
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Boards of Directors
May 11, 1998
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reorganization, such as cash received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for money received in a reorganization, such as cash received in lieu of fractional shares, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

      Section 361 of the Code provides that no gain or loss shall be recognized to a corporation such as the Interim Association which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization such as the Plan of Conversion. Section 362 of the Code provides that if property is acquired by a corporation such as the Association in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Section 1223(2) of the Code states that where a corporation such as the Association will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation, such as the Company, on the receipt of property in exchange for common stock.

Opinions

      Based on the foregoing description of Merger 1 and Merger 2, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, if Merger 1 were to be consummated as described above as of the date hereof, then:

      1. Merger 1 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

      2. No gain or loss will be recognized by the Association upon the receipt of the assets of the MHC in Merger 1.

      In addition, we are of the opinion that, if Merger 2 were to be consummated as described above as of the date hereof, then:

      1. Merger 2 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Pursuant to Section 368(a)(2)(E) of the Code, Merger 2 is not disqualified from qualifying as a reorganization within the meaning of
Section 368(a)(1)(A)
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Boards of Directors
May 11, 1998
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because Company Common Stock will be conveyed to the Association's stockholders in exchange for their Association Common Stock.

      2. No gain or loss will be recognized by the Interim Association upon the transfer of its assets to the Association.

      3. No gain or loss will be recognized by the Association upon the receipt of the assets of Interim Association.

      4. No gain or loss will be recognized by the Company upon the receipt of Association Common Stock solely in exchange for Company Common Stock.

      5. No gain or loss will be recognized by the Association's Public Stockholders upon the receipt of Company Common Stock solely in exchange for their shares of Association Common Stock.

      6. The basis of the Company Common Stock to be received by the Association's Public Stockholders will be the same as the basis of the Association Common Stock surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares.

      7. The holding period of the Company Common Stock to be received by the Association's Public Stockholders will include the holding period of the Association Common Stock, provided that the Association Common Stock was held as a capital asset on the date of the exchange.

      8. No gain or loss will be recognized by the Company upon the sale of shares of Company Common Stock in the Company to investors.

      9. The Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Association following the Conversion, interests in the liquidation account and nontransferable subscription rights to purchase Company Common Stock, but only to the extent of the value, if any, of the subscription rights.

      10. The tax basis to the holders of Company Common Stock purchased in the Offerings will be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of the Offerings if purchased through the exercise of subscription rights. If purchased in the Community Offering or Syndicated Community Offering, the holding period for such stock will begin on the day after the date of purchase.
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Boards of Directors
May 11, 1998
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      Our opinions set forth herein are based upon the descriptions of Merger 1 and Merger 2 as set forth in the Prospectus and upon the factual matters set forth in the Plan of Conversion. If the actual facts relating to any aspect of Merger 1 or Merger 2 differ from such description in any material respect, the opinions expressed herein may become inapplicable. Further, our opinions are based on research of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS, and existing judicial decisions as of the date hereof. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions.

      We hereby consent to the references to our firm in the Prospectus contained in the Forms AC and SB-2 under the captions "The Conversion - Tax Aspects" and "Legal Matters" and to the filing of this legal opinion as an exhibit to the Form AC and the Form SB-2.

                                   Very truly yours,

                                   ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                   By: /s/ Gerald F. Heupel, Jr.
                                       -----------------------------------------
                                       Gerald F. Heupel, Jr., a Partner